Exhibit 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

Company Revises Upward 2016 Non-GAAP Earnings Guidance, Confirms Revenue Guidance

FOSTER CITY, CA – November 9, 2016 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the quarter ended September 30, 2016.

•	Revenues: In the third quarter of 2016, SciClone reported revenues of $40.5 million, compared to $42.9 million for the same period in 2015.
•	GAAP Diluted EPS: In the third quarter of 2016, SciClone reported GAAP diluted net income per share of $0.19, compared to GAAP diluted net income per share of $0.23 for the same period in 2015.
•	Non-GAAP Diluted EPS: In the third quarter of 2016, SciClone reported non-GAAP diluted net income per share of $0.24, compared to $0.26 for the same period in 2015.

Revenues in the third quarter of 2016 were $40.5 million, a $2.4 million or 6% decrease, compared to $42.9 million for the same period in 2015. The decrease in revenue in the third quarter 2016 compared to the same period last year included $1.0 million in revenue related to initial sales of DC Bead® recorded in the third quarter of 2015. ZADAXIN® revenues were $37.8 million in the third quarter of 2016, a $1.4 million or 3% decrease, compared to $39.2 million for the same period in 2015.  The 3% decrease in ZADAXIN revenues for the third quarter of 2016 compared to the same period last year includes a 15% revenue decrease (9% of which was due to a price decrease for ZADAXIN and 6% of which was due to the effects of foreign exchange), partially offset by a 12% increase in ZADAXIN volume sales compared to the same period last year. An agreement with the Company’s exclusive China importer and tier 1 distributer implemented on January 1, 2016, affects a portion of the price decrease which impacts the timing of when SciClone recognizes revenue from sales, but this does not materially impact the total amount of revenue recognized on an annual basis. In the third quarter 2016, ZADAXIN volume sales increased by 12% compared to the same period last year. Promotion services revenues were $1.1 million for the third quarter of 2016, a $0.2 million or 22% increase, compared to $0.9 million in the same period in 2015, reflecting continued strong growth in the Company’s oncology portfolio. For the nine months ended September 30, 2016, revenues were $116.0 million, compared to $114.4 million for the same period last year.

On a GAAP basis, SciClone reported net income in the third quarter of 2016 of $10.1 million, or $0.20 and $0.19 per share on a basic and diluted basis, respectively, compared to net income of $12.0 million, or $0.24 and $0.23 per share on a basic and diluted basis, respectively, for the same period in 2015. SciClone’s net income for the nine months ended September 30, 2016 was $24.3 million, compared with net income of $16.9 million for the same period in the prior year, or $0.49 and $0.46 per share on a basic and diluted basis, respectively, for the nine months ended September 30, 2016, compared with $0.34 and $0.32 per share on a basic and diluted basis, respectively, for the same period in 2015.

SciClone’s non-GAAP net income in the third quarter of 2016 was $12.7 million, or $0.25 and $0.24 per share on a basic and diluted basis, respectively, compared with non-GAAP net income of $13.4 million, or $0.27 and $0.26 per share on a basic and diluted basis, respectively, for the same period last year. SciClone’s non-GAAP net income for the nine months ended September 30, 2016 was $33.1 million, compared with non-GAAP net income of $36.7 million for the same period in the prior year, or $0.66 and $0.63 per share on a basic and diluted basis, respectively, for the nine months ended September 30, 2016, compared with non-GAAP net income of $0.73 and $0.70 per share on a basic and diluted basis, respectively, for the same period in 2015.

Friedhelm Blobel, PhD, SciClone’s Chief Executive Officer, commented: “We are pleased with our performance in the third quarter and year to date, which is in line with our expectations and reflects the value and continued growth potential of our core business, led by ZADAXIN. ZADAXIN continues to significantly out-perform the growth rate of the China pharmaceuticals market, with double-digit volume growth. The decrease in revenue was in line with our expectations, and predominantly reflects a stabilizing overall growth rate of China’s pharmaceuticals market, in the range of 6%-9%, and pricing pressure at the provincial level. We continue to expect that pricing pressures on revenue in 2016 will be offset, at least in significant part, through sharing of the burden with our China distributor and through our strategies to increase volume. Moreover, we are pleased with the continuing strong cash generation of our business.

“ZADAXIN continues to have significant growth potential as a differentiated, high quality, Western-manufactured brand, and the thymalfasin marketplace demand remains strong.  We achieved a major milestone with the initiation and dosing of the first patient in our investigator-initiated clinical trial in sepsis, a major unmet medical need and growth opportunity for ZADAXIN.

“We made considerable progress in advancing our development portfolio. During the third quarter, we announced a regional licensing agreement with Soligenix, Inc, for SGX942, a novel first-in-class therapy being developed for oral mucositis. We also announced that the first patient had been dosed in the Phase 1 proof-of-concept trial of PT-112 in Taiwan, a novel anticancer agent in-licensed from Phosplatin Therapeutics. SGX942 and PT-112 are valuable additions to our development portfolio, offering opportunities to participate in the Chinese Class 1 regulatory pathway including local manufacturing, and with the potential to meaningfully expand our oncology business in China and adjacent markets for the future.

“The healthcare reform movement in China continues to offer opportunities for SciClone to grow our marketed product portfolio and to advance our development pipeline of high quality, differentiated medicines. We remain confident about our prospects for near-term growth and maximizing long-term value creation.”

For the third quarter of 2016, sales and marketing (S&M) expenses were $13.3 million, compared with $15.1 million for the same period in 2015. The decrease in S&M for the third quarter of 2016,

compared to the same period in 2015, is primarily related to decreases in sales and marketing events and lower DC Bead-related launch costs. For the nine months ended September 30, 2016, S&M expenses were $40.1 million, compared with $39.7 million, for the same period last year.

For the third quarter of 2016, research and development (R&D) expenses were $3.3 million, compared with $1.0 million of R&D expenses for the same period of 2015. For the third quarter of 2016 and 2015, we recorded $0.3 million and zero, respectively, related to in-license arrangements with certain licensees and $2.8 million and $1.0 million, respectively, related to R&D expenses for clinical and preclinical R&D activities with certain licensees. For the nine months ended September 30, 2016, R&D expenses were $9.5 million, compared with $8.7 million, for the same period last year.

For the third quarter of 2016, general and administrative (G&A) expenses were $7.9 million, compared with $7.3 million for the same period in 2015. For the nine months ended September 30, 2016, G&A expenses were $23.5 million, compared with $20.8 million for the same period last year. G&A was higher for both the third quarter and nine-month periods of 2016, compared to the same periods of 2015, related to legal costs in connection with the Company’s ongoing strategic review and stock-based compensation expenses.

For the third quarter of 2016, SciClone’s income tax expense was $1.1 million, compared with $0.6 million for the same period in 2015. Income tax expense was lower in the third quarter of 2015 related to the restructuring of the Company’s China business. For the nine months ended September 30, 2016, income tax expense was $2.6 million, compared with $0.6 million, for the same period last year, and included a $1.3 million uncertain tax provision for our China operations from 2013 to 2015.

As of September 30, 2016, cash and cash equivalents totaled $130.1 million, compared to $101.4 million as of December 31, 2015, excluding the $12.8 million of restricted cash held in escrow as of December 31, 2015 for the SEC settlement which was released and paid in February 2016.

SciClone has presented non-GAAP information above as the Company believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income” except that for the non-GAAP EPS referenced in “2016 Non-GAAP Earnings Guidance Revised Upward”  below, the Company is unable to provide a quantitative reconciliation of its forward-looking estimate of non-GAAP EPS to a forward-looking estimate of GAAP EPS because certain information needed to make a reasonable forward-looking estimate of GAAP EPS for the full fiscal year 2016 is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of the Company's control, for example, milestone payments.

2016 Non-GAAP Earnings Guidance Revised Upward

Based on the continued volume growth of ZADAXIN and implementation of effective operating cost controls, SciClone is revising upwards its projected non-GAAP earnings per share on a fully diluted basis to be in the range of $0.78 to $0.82, up from the previously expected range of $0.70 to $0.74 for the year. The Company continues to project its 2016 revenue to be in the range of $158 million to $163 million.

The Company’s outlook for 2016 continues to be influenced by several factors, including the overall growth rate of the China pharmaceuticals market, anticipated pricing pressure at the provincial level and higher R&D expenses as it continues to advance its pipeline products toward commercialization. The Company further expects that pricing pressures on revenue in 2016 will be offset, at least in significant part, through sharing of the burden with its China distributors and potentially through volume increases.

Conference Call Today

SciClone is hosting a conference call today at 4:30 pm ET (1:30 pm PT) to provide a financial update. The call will be hosted by Friedhelm Blobel, PhD, President and Chief Executive Officer, and Wilson W. Cheung, Senior Vice President and Chief Financial Officer.

LIVE CALL:	877.674.6420 (US/Canada)
920.663.6281
Passcode: 98767645

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone's website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as an immune system enhancer, according to the local regulatory approvals. The Company has successfully in-licensed and commercialized products with the potential to become future market leaders and to drive the Company's long-term growth, including DC Bead®, a novel treatment for liver cancer now approved in China, and several other products in late stage development in China. Through its promotion business with pharmaceutical partners, SciClone also markets multiple branded products in China which are therapeutically differentiated. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected future events and SciClone’s financial results and expectations, including, without limitation, statements regarding SciClone’s business strategy and growth, product and development portfolios, market opportunities and forecasted financial results.  Readers are urged to consider statements that include the words

“may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: the course, cost and outcome of regulatory matters, including future pricing decisions by authorities in China; the dependence of SciClone’s sales of ZADAXIN in China; SciClone’s ability to execute on its goals in China and on its objectives for earnings and revenue in fiscal 2016; SciClone’s ability to implement and maintain controls over its financial reporting;  the dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements, enter into similar agreements, or end arrangements that SciClone does not believe are beneficial; operating an international business, including currency exchange fluctuations; uncertainty in the prospects for unapproved products, including uncertainties as to pricing and competition and risks relating to the clinical trial process and related regulatory approval process and the process of initiating trials at, and enrolling patients at, clinical sites. Please also refer to other risks and uncertainties described in SciClone's filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2016	2015	2016	2015
Revenues:
Product sales, net	$39,457	$41,986	$112,646	$112,356
Promotion services	1,087	894	3,388	2,038
Total net revenues	40,544	42,880	116,034	114,394
Operating expenses:
Cost of product sales	5,585	6,853	17,110	17,131
Sales and marketing	13,320	15,073	40,104	39,746
Research and development	3,288	1,039	9,520	8,708
General and administrative	7,900	7,294	23,472	20,762
SEC settlement expense	—	26	—	10,826
Total operating expenses	30,093	30,285	90,206	97,173
Income from operations	10,451	12,595	25,828	17,221
Non-operating income (expense):
Interest and investment income	270	252	792	614
Other income (expense), net	451	(281)	330	(305)
Income before provision for income tax	11,172	12,566	26,950	17,530
Provision for income tax	1,056	587	2,632	611
Net income	$10,116	$11,979	$24,318	$16,919

Basic net income per share	$0.20	$0.24	$0.49	$0.34
Diluted net income per share	$0.19	$0.23	$0.46	$0.32

Basic shares outstanding	50,379	49,869	49,957	49,920
Diluted shares outstanding	52,595	52,126	52,482	52,344

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2016	2015	2016	2015
GAAP net income	$10,116	$11,979	$24,318	$16,919
Non-GAAP adjustments:
Employee stock-based compensation	2,107	1,361	4,576	3,437
In-license upfront costs	250	—	2,255	5,500
SEC settlement expense	—	26	—	10,826
Strategic review expense	238	—	1,954	—
Non-GAAP net income	$12,711	$13,366	$33,103	$36,682

Non-GAAP basic net income per share	$0.25	$0.27	$0.66	$0.73
Non-GAAP diluted net income per share	$0.24	$0.26	$0.63	$0.70

Weighted average shares used in computing
Non-GAAP basic net income per share	50,379	49,869	49,957	49,920
Non-GAAP diluted net income per share	52,595	52,126	52,482	52,344

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income and net income per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.
•

In-license upfront costs. SciClone recorded $0.3 million and $0 to R&D expense related to upfront payments incurred under licensing agreements established in the third quarter of 2016 and 2015, respectively. SciClone recorded $2.3 million and $5.5 million to R&D expense related to upfront payments incurred under licensing agreements established in the nine-month period ended September 30, 2016 and 2015, respectively.

•	SEC settlement expense. The Company recorded additional expense in 2015 related to its settlement with the SEC.
•	Strategic review expense. The effects of costs incurred related to the Company’s strategic review for the purpose of maximizing shareholder value.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

75

	September 30,	December 31,
	2016	2015
Cash and cash equivalents	$130,113	$101,403
Restricted cash	—	12,826
Accounts receivable, net	37,749	39,363
Inventories	13,751	10,976
Goodwill	32,101	32,979
Total assets	233,361	216,619
Total current liabilities	24,618	36,820
Total shareholders' equity	208,665	179,712